As filed with the Securities and Exchange Commission on March 2, 1998


                                                               File No.811-8502

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549


                                   FORM N-1A

                             REGISTRATION STATEMENT

                                     UNDER

                       THE INVESTMENT COMPANY ACT OF 1940

                                AMENDMENT NO. 4


                            THE PREMIUM PORTFOLIOS*
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

       ELIZABETHAN SQUARE, GEORGE TOWN, GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                                 (345) 945-1824

               SUSAN JAKUBOSKI, ELIZABETHAN SQUARE, GEORGE TOWN,
                       GRAND CAYMAN, CAYMAN ISLANDS, BWI
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    COPY TO:
                                ROGER P. JOSEPH
                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                                BOSTON, MA 02110


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* Relates only to Balanced Portfolio.


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                                EXPLANATORY NOTE


      This Registration Statement has been filed by the Registrant pursuant to
Section 8(b) of the Investment Company Act of 1940. Beneficial interests in the Registrant are not registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests are issued solely in private placement transactions which do not involve any "public offering" within the meaning of
Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.





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                                     PART A


      Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.


Item 4.  General Description of Registrant.

      Balanced Portfolio (the "Portfolio") is a separate series of The Premium Portfolios (the "Trust"). Citibank, N.A. ("Citibank" or the "Adviser") is the investment adviser for the Portfolio. The Trust is an open-end management investment company which was organized as a trust under the laws of the State of New York on September 13, 1993. Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the U.S. Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may be made only by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      BENEFICIAL INTERESTS IN THE PORTFOLIO ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, CITIBANK, N.A. OR ANY OF ITS AFFILIATES, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED.

INVESTMENT OBJECTIVES AND POLICIES:

      The investment objectives of the Portfolio are to earn high current income by investing in a broad range of securities, to preserve capital, and to provide growth potential with reduced risk.

      The Portfolio seeks its objectives by investing, under normal circumstances, in a broadly diversified portfolio of income-producing securities, including common and preferred stocks, bonds and short-term obligations. Under normal circumstances, at least 25% of the Portfolio's total assets is invested in fixed income securities. The Adviser determines the mix of investments among equity and fixed income securities based on its analysis of current economic and market conditions and underlying securities values.

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      The equity portion of the Portfolio is invested primarily in the equity securities of large, established companies (those with market capitalizations within the top 1,000 stocks of the equity market). In selecting equity securities, the Adviser uses a value oriented approach, emphasizing securities of issuers that, in the opinion of the Adviser, are temporarily out of favor but have good longer term business prospects. Equity securities include common stocks, preferred stocks, convertible securities and warrants for the purchase of stock. Convertible securities purchased by the Adviser for the equity portion of the Portfolio are not subject to the rating requirements applicable to the Portfolio's purchase of fixed income investments (described below).

      The Adviser evaluates securities using fundamental analysis and seeks to purchase securities that are believed to be undervalued relative to a company's cash flow, earnings prospects, growth rate and/or dividend paying ability. The Adviser believes that securities of companies which are temporarily out of favor due to earnings declines, cyclical business downturns or other adverse factors may provide a higher total return over time than securities of companies whose positive attributes are more accurately reflected in the security's current price.

      The Portfolio seeks to invest primarily in companies with a record of earnings and dividend payments but may, from time to time, invest in securities that pay no dividends or interest.

      The Portfolio's fixed income investments include corporate bonds and notes, preferred securities and government obligations. All of the Portfolio's long-term non-convertible debt investments are investment grade securities (rated Baa or better by Moody's Investors Service, Inc. ("Moody's") or BBB or better by Standard & Poor's Ratings Group ("S&P")) or securities which the Adviser believes to be of comparable quality. Less than 5% of the Portfolio's investments consist of securities rated Baa by Moody's or BBB by S&P. Securities with these ratings may have speculative characteristics.


CERTAIN ADDITIONAL INVESTMENT POLICIES:


      NON-U.S. SECURITIES. While the Portfolio emphasizes U.S. securities, the Portfolio may invest a portion of its assets in non-U.S. equity and debt securities, including depositary receipts. The Portfolio does not intend to invest more than 25% of its assets in non-U.S. securities, including sponsored American Depositary Receipts, which represent the right to receive securities of non-U.S. issuers deposited in a U.S. or correspondent bank. The Portfolio may invest up to 5% of its assets in closed-end investment companies which primarily hold non-U.S. securities.


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      TEMPORARY INVESTMENTS. During periods of unusual economic or market conditions or for temporary defensive purposes or liquidity, the Portfolio may invest without limit in cash and in U.S. dollar-denominated high quality money market and short-term instruments. These investments may result in a lower yield than would be available from investments with a lower quality or longer term.


      OTHER PERMITTED INVESTMENTS. For more information regarding the Portfolio's permitted investments and investment practices, see "Permitted Investments and Investment Practices." The Portfolio will not necessarily invest or engage in each of the investments and investment practices described in "Permitted Investments and Investment Practices" but reserves the right to do so.


      INVESTMENT RESTRICTIONS. Part B of this Registration Statement contains a list of specific investment restrictions which govern the investment policies of the Portfolio, including a limitation that the Portfolio may borrow money from banks in an amount not to exceed 1/3 of the Portfolio's net assets for extraordinary or emergency purposes (e.g., to meet redemption requests). Except as otherwise indicated, the Portfolio's investment objectives and policies may be changed without approval by the holders of the outstanding securities of the Portfolio. If a percentage or rating restriction (other than a restriction as to borrowing) is adhered to at the time an investment is made, a later change in percentage or rating resulting from changes in the Portfolio's securities will not be a violation of policy.


      PORTFOLIO TURNOVER. Securities of the Portfolio will be sold whenever the Adviser believes it is appropriate to do so in light of the Portfolio's investment objectives, without regard to the length of time a particular security may have been held. For the fiscal years ended December 31, 1996 and 1997 the Portfolio's turnover rates were 241% and 134%, respectively. The amount of brokerage commissions and realization of taxable capital gains will tend to increase as the level of portfolio activity increases.

      BROKERAGE TRANSACTIONS. In connection with the selection of brokers or dealers for securities transactions for the Portfolio and the placing of such orders, brokers or dealers may be selected who also provide brokerage and research services to the Portfolio or the other accounts over which Citibank or its affiliates exercise investment discretion. Citibank is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Citibank determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer.


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RISK CONSIDERATIONS:

      The risks of investing in the Portfolio vary depending upon the nature of the securities held, and the investment practices employed, on its behalf. Certain of these risks are described below.

      CHANGES IN NET ASSET VALUE. The Portfolio's net asset value will fluctuate based on changes in the values of the underlying portfolio securities. This means that an investment in the Portfolio may be worth more or less at redemption than at the time of purchase. Equity securities fluctuate in response to general market and economic conditions and other factors, including actual and anticipated earnings, changes in management, political developments and the potential for takeovers and acquisitions. During periods of rising interest rates the value of debt securities generally declines, and during periods of falling rates the value of these securities generally increases. Changes by recognized rating agencies in the rating of any debt security, and actual or perceived changes in an issuer's ability to make principal or interest payments, also affect the value of these investments.

      CREDIT RISK OF DEBT SECURITIES. Investors should be aware that securities offering above average yields may at times involve above average risks. Securities rated Baa by Moody's or BBB by S&P and equivalent securities may have speculative characteristics. Adverse economic or changing circumstances are more likely to lead to a weakened capacity to make principal and interest payments than is the case for higher grade obligations.


      NON-U.S. SECURITIES. Investments in non-U.S. securities involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and non-U.S issuers and markets are subject. These risks may include expropriation, confiscatory taxation, withholding taxes on dividends and interest, limitations on the use or transfer of portfolio assets and political or social instability. Enforcing legal rights may be difficult, costly and slow in non-U.S. countries, and there may be special problems enforcing claims against non-U.S. governments. In addition, non-U.S. companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations. Non-U.S. markets may be less liquid and more volatile than U.S. markets, and may offer less protection to investors such as the Portfolio. Prices at which the Portfolio may acquire securities may be affected by trading by persons with material non-public information and by securities transactions by brokers in anticipation of transactions by the Portfolio.


      Because non-U.S. securities often are denominated in currencies other than the U.S. dollar, changes in currency exchange rates will affect the Portfolio's net asset value, the value of dividends and interest earned and

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gains and losses realized on the sale of securities. In addition, some non-U.S.
currency values may be volatile and there is the possibility of governmental controls on currency exchanges or governmental intervention in currency markets.

      The costs attributable to non-U.S. investing, such as the costs of maintaining custody of securities in non-U.S. countries, frequently are higher than those attributable to U.S. investing. As a result, the operating expense ratios of the Portfolio may be higher than those of investment companies investing exclusively in U.S. securities.

      The Portfolio may invest in securities of issuers in developing countries, and all of these risks are increased for investments in issuers in developing countries.

      INVESTMENT PRACTICES. Certain of the investment practices employed for the Portfolio may entail certain risks. See "Permitted Investments and Investment Practices" below.

PERMITTED INVESTMENTS AND INVESTMENT PRACTICES:

      REPURCHASE AGREEMENTS. The Portfolio may enter into repurchase agreements in order to earn a return on temporarily available cash. Repurchase agreements are transactions in which an institution sells the Portfolio a security at one price, subject to the Portfolio's obligation to resell and the selling institution's obligation to repurchase that security at a higher price normally within a seven day period. There may be delays and risks of loss if the seller is unable to meet its obligation to repurchase.

      REVERSE REPURCHASE AGREEMENTS. The Portfolio may enter into reverse repurchase agreements. Reverse repurchase agreements involve the sale of securities held by the Portfolio and the agreement by the Portfolio to repurchase the securities at an agreed-upon price, date and interest payment. When the Portfolio enters into reverse repurchase transactions, securities of a dollar amount equal in value to the securities subject to the agreement will be maintained in a segregated account with the Portfolio's custodian. The segregation of assets could impair the Portfolio's ability to meet its current obligations or impede investment management if a large portion of the Portfolio's assets are involved. Reverse repurchase agreements are considered to be a form of borrowing.

      LENDING OF PORTFOLIO SECURITIES. Consistent with applicable regulatory requirements and in order to generate additional income, the Portfolio may lend its portfolio securities to broker-dealers and other institutional borrowers. Such loans must be callable at any time and continuously secured by collateral (cash or U.S. Government securities) in an amount not less than the market value, determined daily, of the securities loaned. It is intended that the value of securities loaned by the Portfolio would not exceed 30% of the Portfolio's total assets.

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      In the event of the bankruptcy of the other party to a securities loan, a repurchase agreement or a reverse repurchase agreement, the Portfolio could experience delays in recovering either the securities or cash. To the extent that, in the meantime, the value of the securities loaned or sold has increased or the value of the securities purchased has decreased, the Portfolio could experience a loss.


      CONVERTIBLE SECURITIES. The Portfolio may invest in convertible securities. A convertible security is a fixed-income security (a bond or preferred stock) which may be converted at a stated price within a specified period of time into a certain quantity of common stock or other equity securities of the same or a different issuer. Convertible securities rank senior to common stock in a corporation's capital structure but are usually subordinated to similar non-convertible securities. While providing a fixed-income stream (generally higher in yield than the income derivable from common stock but lower than that afforded by a similar non-convertible security), a convertible security also affords an investor the opportunity, through its conversion feature, to participate in the capital appreciation attendant upon a market price advance in the convertible security's underlying common stock.

      In general, the market value of a convertible security is at least the higher of its "investment value" (i.e., its value as a fixed-income security) or its "conversion value" (i.e., its value upon conversion into its underlying stock). As a fixed-income security, a convertible security tends to increase in market value when interest rates decline and tends to decrease in value when interest rates increase. However, the price of a convertible security is also influenced by the market value of the security's underlying common stock. The price of a convertible security tends to increase as the market value of the underlying stock rises, whereas it tends to decrease as the market value of the underlying stock declines. While no securities investment is without some risk, investments in convertible securities generally entail less risk than investments in the common stock of the same issuer.


      RULE 144A SECURITIES. The Portfolio may purchase restricted securities that are not registered for sale to the general public. If the Adviser determines that there is a dealer or institutional market in the securities, the securities will not be treated as illiquid for purposes of the Portfolio's investment limitations. The Trustees will review these determinations. These securities are known as "Rule 144A securities," because they are traded under SEC Rule 144A among qualified institutional buyers. Institutional trading in Rule 144A securities is relatively new, and the liquidity of these investments could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become, for a time, uninterested in purchasing Rule 144A securities.

      PRIVATE PLACEMENTS AND ILLIQUID INVESTMENTS. The Portfolio may invest up to 15% of its net assets in securities for which there is no readily available

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market. These illiquid securities may include privately placed restricted securities for which no institutional market exists. The absence of a trading market can make it difficult to ascertain a market value for illiquid investments. Disposing of illiquid investments may involve time-consuming negotiation and legal expenses, and it may be difficult or impossible for the Portfolio to sell them promptly at an acceptable price.

      "WHEN-ISSUED" SECURITIES. In order to ensure the availability of suitable securities, the Portfolio may purchase securities on a "when-issued" or on a "forward delivery" basis, which means that the securities would be delivered to the Portfolio at a future date beyond customary settlement time. Under normal circumstances, the Portfolio takes delivery of the securities. In general, the Portfolio does not pay for the securities until received and does not start earning interest until the contractual settlement date. While awaiting delivery of the securities, the Portfolio establishes a segregated account consisting of cash, cash equivalents or high quality debt securities equal to the amount of the Portfolio's commitments to purchase "when-issued" securities. An increase in the percentage of the Portfolio's assets committed to the purchase of securities on a "when-issued" basis may increase the volatility of its net asset value.


      FUTURES CONTRACTS. The Portfolio may use financial futures in order to protect itself from fluctuations in interest rates (sometimes called "hedging") without actually buying or selling securities, or to manage the effective maturity or duration of fixed income securities in the Portfolio's investment portfolio in an effort to reduce potential losses or enhance potential gain. The Portfolio may purchase stock index futures in order to protect against declines in the value of portfolio securities or increases in the cost of securities or other assets to be acquired and, subject to applicable law, to enhance potential gain. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a security at a specified future time and price, or for making payment of a cash settlement based on changes in the value of a security, an index of securities or other assets. In many cases, the futures contracts that may be purchased by the Portfolio are standardized contracts traded on commodities exchanges or boards of trade. Because the value of a futures contract changes based on the price of the underlying security or other asset, futures contracts are considered to be "derivatives." Futures contracts are a generally accepted part of modern portfolio management and are regularly utilized by many mutual funds and other institutional investors.

      When the Portfolio purchases or sells a futures contract, it is required to make an initial margin deposit. Although the amount may vary, initial margin can be as low as 1% or less of the face amount of the contract. Additional margin may be required as the contract fluctuates in value. Since the amount of margin is relatively small compared to the value of the securities covered by a futures contract, the potential for gain or loss on a futures contract is much greater than the amount of the Portfolio's initial margin deposit. The Portfolio does not currently intend to enter into a futures contract if, as a result, the initial margin deposits on all of its futures contracts would exceed approximately 5% of the Portfolio's net assets. Also, the Portfolio


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intends to limit its futures contracts so that the value of the securities covered by its futures contracts would not generally exceed 50% of the Portfolio's total assets other than its futures contracts and to segregate sufficient assets to meet its obligations under outstanding futures contracts.


      The ability of the Portfolio to utilize futures contracts successfully will depend on the Adviser's ability to predict interest rate or stock price movements, which cannot be assured. In addition to general risks associated with any investment, the use of futures contracts entails the risk that, to the extent the Adviser's view as to interest rate or stock price movements is incorrect, the use of futures contracts, even for hedging purposes, could result in losses greater than if they had not been used. This could happen, for example, if there is a poor correlation between price movements of futures contracts and price movements in the Portfolio's related portfolio position. Also, the futures markets may not be liquid in all circumstances. As a result, in certain markets, the Portfolio might not be able to close out a transaction without incurring substantial losses, if at all. When futures contracts are used for hedging, even if they are successful in minimizing the risk of loss due to a decline in the value of the hedged position, at the same time they limit any potential gain which might result from an increase in value of such position. As noted, the Portfolio may also enter into transactions in futures contracts for other than hedging purposes (subject to applicable law), including speculative transactions, which involve greater risk. In particular, in entering into such transactions, the Portfolio may experience losses which are not offset by gains on other portfolio positions, thereby reducing its gross income. In addition, the markets for such instruments may be extremely volatile from time to time, which could increase the risks incurred by the Portfolio in entering into such transactions.

      The use of futures contracts potentially exposes the Portfolio to the effects of "leveraging," which occurs when futures are used so that the Portfolio's exposure to the market is greater than it would have been if the Portfolio had invested directly in the underlying securities. "Leveraging" increases the Portfolio's potential for both gain and loss. As noted above, the Portfolio intends to adhere to certain policies relating to the use of futures contracts, which should have the effect of limiting the amount of leverage by the Portfolio.

      SECURITIES OF ISSUERS IN DEVELOPING COUNTRIES. Investors should be aware that investing in the equity and fixed income markets of developing countries involves exposure to economic structures that are generally less diverse and mature, and to political systems which can be expected to have less stability, than those of developed countries. Historical experience indicates that the markets of developing countries have been more volatile than the markets of developed countries with more mature economies; such markets often have provided higher rates of return and greater risks. These heightened risks include (i) greater risks of expropriation, confiscatory taxation and nationalization, and less social, political and economic stability; (ii) the small current size of markets for securities of issuers based in developing

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countries and the currently low or non-existent volume of trading, resulting in a lack of liquidity and in price volatility; (iii) certain national policies which may restrict the Portfolio's investment opportunities including restrictions on investing in issuers or industries deemed sensitive to relevant national interests; and (iv) the absence of developed legal structures. Such characteristics can be expected to continue in the future.

      CURRENCY EXCHANGE CONTRACTS. Forward currency exchange contracts may be entered into for the Portfolio for the purchase or sale of non-U.S. currency for hedging purposes against adverse rate changes or otherwise to achieve the Portfolio's investment objectives. A currency exchange contract allows a definite price in dollars to be fixed for securities of non-U.S. issuers that have been purchased or sold (but not settled) for the Portfolio. Entering into such exchange contracts may result in the loss of all or a portion of the benefits which otherwise could have been obtained from favorable movements in exchange rates. In addition, entering into such contracts means incurring certain transaction costs and bearing the risk of incurring losses if rates do not move in the direction anticipated.

      LOWER-RATED DEBT SECURITIES. The Portfolio may purchase lower-rated securities (those rated Baa or better by Moody's or BBB or better by S&P) which may have poor protection of payment of principal and interest. These securities are often considered to be speculative and involve greater risk of default or price changes than securities assigned a higher quality rating due to changes in the issuer's creditworthiness. The market prices of these securities may fluctuate more than higher-rated securities and may decline significantly in periods of general economic difficulty which may follow periods of rising interest rates.


      SHORT SALES "AGAINST THE BOX." In a short sale, the Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. The Portfolio may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box." The Portfolio may make a short sale as a hedge, when it believes that the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security) may decline. Not more than 40% of the Portfolio's total assets would be involved in short sales "against the box."


      ASSET-BACKED SECURITIES. The Portfolio may purchase mortgage-backed securities issued or guaranteed as to payment of principal and interest by the U.S. Government or one of its agencies and backed by the full faith and credit of the U.S. Government, including direct pass-through certificates of the Government National Mortgage Association, as well as mortgage-backed securities for which principal and interest payments are backed by the credit of particular agencies of the U.S. Government. Mortgage-backed securities are generally backed or collateralized by a pool of mortgages. These securities are sometimes called collateralized mortgage obligations or CMOs.

      Even if the U.S. Government or one of its agencies guarantees principal and interest payments of a mortgage-backed security, the market price of a mortgage-backed security is not insured and may be subject to market volatility. When interest rates decline, mortgage-backed securities experience higher rates of prepayment, because the underlying mortgages are refinanced to take advantage of the lower rates. Thus the prices of mortgage-backed securities may not increase as much as prices of other debt obligations when interest rates decline, and mortgage-backed securities may not be an effective means of locking in a particular interest rate. In addition, any premium paid for a mortgage-backed security may be lost when it is prepaid. When interest rates go up, mortgage-backed securities experience lower rates of prepayment. This has the effect of lengthening the expected maturity of a mortgage-backed security. As a result, prices of mortgage-backed securities may decrease more than prices of other debt obligations when interest rates go up.

Item 5.  Management of the Portfolio.



      The Portfolio is supervised by a Board of Trustees. A majority of the Trustees are not affiliated with the Adviser. More information on the Trustees and officers of the Portfolio appears under "Management" in Part B.

      The Portfolio draws on the strength and experience of Citibank. Citibank offers a wide range of banking and investment services to customers across the United States and throughout the world, and has been managing money since 1822. Its portfolio managers are responsible for investing in money market, equity and fixed income securities. Citibank and its affiliates manage more than $88 billion in assets worldwide. Citibank is a wholly-owned subsidiary of Citicorp. Citibank's address is 153 East 53rd Street, New York, New York 10043.

      Citibank manages the Portfolio's assets pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to policies set by the Trustees, Citibank makes investment decisions for the Portfolio.

      Barbara G. Marcin and Mark Lindbloom are the managers of the Portfolio. Ms. Marcin, a Senior Portfolio Manager responsible for managing over $730 million in U.S. equity and balanced accounts for individuals, has managed the equity portion of the Portfolio since January 1998. She is a member of Citibank's Global Investment Committee. Ms. Marcin has over ten years of investment experience. Prior to joining Citibank as a Vice President and portfolio manager in 1993, she was a Vice President and portfolio manager at Fiduciary Trust Company International. She previously worked for three years in the Personal Financial Management Group at E.F. Hutton. Mr. Lindbloom, a Vice


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President of Citibank, N.A. and a portfolio manager, has managed the fixed income portion of the Portfolio since June 1993. He came to Citibank in 1986 from Brown Brothers Harriman & Co., where he managed fixed income assets for discretionary corporate portfolios.


      For its services under the Advisory Agreement, the Adviser receives an investment advisory fee, which is accrued daily and paid monthly, equal to 0.40% of the Portfolio's average daily net assets on an annualized basis for the Portfolio's then current fiscal year. The Adviser may voluntarily agree to waive a portion of its investment advisory fees.


      For the fiscal year ended December 31, 1997, the investment advisory fee paid to Citibank for the Portfolio was 0.40% of the Portfolio's average daily net assets for that fiscal year.


      Citibank and its affiliates may have deposit, loan and other relationships with the issuers of securities purchased on behalf of the Portfolio, including outstanding loans to such issuers which may be repaid in whole or in part with the proceeds of securities so purchased. Citibank has informed the Trust that, in making its investment decisions, it does not obtain or use material inside information in the possession of any division or department of Citibank or in the possession of any affiliate of Citibank.

      The Glass-Steagall Act prohibits certain financial institutions, such as Citibank, from underwriting securities of open-end investment companies, such as the Trust. Citibank believes that its services under the Advisory Agreement and the activities performed by it as sub-administrator are not underwriting and are consistent with the Glass-Steagall Act and other relevant federal and state laws. However, there is no controlling precedent regarding the performance of the combination of investment advisory and sub-administrative activities by banks. State laws on this issue may differ from applicable federal law, and banks and financial institutions may be required to register as dealers pursuant to state securities laws. Changes in either federal or state statutes or regulations, or in their interpretations, could prevent Citibank from continuing to perform these services. If Citibank were to be prevented from acting as the Adviser or sub-administrator, the Trust would seek alternative means for obtaining these services. The Trust does not expect that shareholders would suffer any adverse financial consequences as a result of any such occurrence.

      The Portfolio has an administrative services plan (the "Administrative Services Plan") which provides that the Portfolio may obtain the services of an administrator, a transfer agent and a custodian, and may enter into agreements providing for the payment of fees for such services. Under the Administrative Services Plan, fees paid to the Portfolio's administrator may not exceed 0.05% of the Portfolio's average daily net assets on an annualized basis for the Portfolio's then-current fiscal year.

      Signature Financial Group (Cayman) Ltd. ("SFG") provides certain administrative services to the Portfolio under an administrative services agreement. These administrative services include providing general office facilities, supervising the overall administration of the Portfolio, and providing persons satisfactory to the Board of Trustees to serve as Trustees and officers of the Portfolio. These Trustees and officers may be directors, officers or employees of SFG or its affiliates.

      For these services, SFG receives fees accrued daily and paid monthly of 0.05% of the assets of the Portfolio, on an annualized basis for the Portfolio's then-current fiscal year. However, SFG has voluntarily agreed to waive a portion of the fees payable to it as necessary to maintain the projected rate of total operating expenses.

      SFG is a wholly-owned subsidiary of Signature Financial Group, Inc.

      Pursuant to a sub-administrative services agreement, Citibank performs such sub-administrative duties for the Portfolio as from time to time are agreed upon by Citibank and SFG. Citibank's compensation as sub-administrator is paid by SFG.


      The Trust, on behalf of the Portfolio, has entered into a Custodian Agreement with State Street Bank and Trust Company ("State Street") pursuant to which State Street acts as custodian for the Portfolio. Securities may be held by a sub-custodian bank approved by the Trustees. State Street Cayman Trust Company, Ltd. ("State Street Cayman") provides fund accounting services for the Portfolio. State Street Cayman also provides transfer agency services to the Portfolio.

      The principal business address of State Street is 225 Franklin Street, Boston, Massachusetts 02110. The principal business address of State Street Cayman is P.O. Box 2508 GT, Grand Cayman, Cayman Islands.

      In addition to amounts payable under the Advisory Agreement and the Administrative Services Plan, the Portfolio is responsible for its own expenses, including, among other things, the costs of securities transactions, the compensation of Trustees that are not affiliated with the Adviser, government fees, taxes, accounting and legal fees, expenses of communicating with investors, interest expense, and insurance premiums. For the fiscal year ended December 31, 1997, the Portfolio's total expenses were 0.55% of its average daily net assets for that fiscal year.


  All fee waivers are voluntary and may be reduced or terminated at any time.

Item 6.  Capital Stock and Other Securities.

      Investments in the Portfolio have no pre-emptive or conversion rights and are fully paid and non-assessable, except as set forth below. The Trust is not required to hold, and has no current intention of holding, annual meetings of investors, but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified number of investors) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified number of investors. Upon liquidation or dissolution of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to its investors.


      The Trust reserves the right to create and issue a number of series, in which case investors in each series would participate equally in the earnings, dividends and assets of the particular series. Currently, the Trust has seven active series.


      The Trust is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor in the Portfolio is entitled to a vote in proportion to the amount of its beneficial interest in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time. The Declaration of Trust of the Trust provides that entities investing in the Portfolio are each liable for all obligations of the Portfolio. It is not expected that the liabilities of the Portfolio would ever exceed its assets.

      The net asset value of the Portfolio (i.e., the value of its securities and other assets less its liabilities) is determined each day on which the New York Stock Exchange is open for trading ("Business Day") (and on such other days as are deemed necessary in order to comply with Rule 22c-1 under the U.S. Investment Company Act of 1940, as amended (the "1940 Act")). This determination is made once during each day as of the close of regular trading on such Exchange. Values of the Portfolio's assets are determined on the basis of their market or other fair value, as described in Item 19 of Part B.

      Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the New York Stock Exchange, on each Business Day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the

Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is then re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

      Subject to an investor's right to make withdrawals as provided above, the Portfolio does not make distributions to its investors.


      The Trust has determined that the Portfolio is properly treated as a partnership for U.S. federal and New York state income tax purposes. Accordingly, the Portfolio is not subject to any U.S. federal or New York state income taxes, but each investor in the Portfolio must take into account its share of the Portfolio's ordinary income, expense, capital gains and losses, credits and other items in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.


      The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

Item 7.  Purchase of Securities.

      Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

      An investment in the Portfolio is made without a sales load. All investments are made at net asset value next determined after an order is received by the Portfolio. There is no minimum initial or subsequent investment in the Portfolio. However, since the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., moneys credited to the account of the Portfolio's custodian bank by a U.S. Federal Reserve Bank).

      The Trust reserves the right to cease accepting investments for the Portfolio at any time or to reject any investment order.


      The exclusive placement agent for the Portfolio is CFBDS, Inc. ("CFBDS"). The address of CFBDS is c/o SFG, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, BWI. CFBDS receives no compensation for serving as the exclusive placement agent for the Portfolio.


Item 8.  Redemption or Repurchase.

      An investor in the Portfolio may withdraw all or any portion of its investment at any time after a withdrawal request in proper form is received by the Portfolio from the investor. The proceeds of a withdrawal will be paid by the Portfolio in federal funds normally on the Business Day the withdrawal is effected, but in any event within seven days. See "Purchase, Redemption and Pricing of Securities" in Part B of this Registration Statement regarding the Trust's right to pay the redemption price in kind with readily marketable securities (instead of cash). Investments in the Portfolio may not be transferred.

      The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted, or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.

Item 9.  Pending Legal Proceedings.

      Not applicable.

                                     PART B


Item 10.  Cover Page.

      Not applicable.

Item 11.  Table of Contents.                                Page



      General Information and History                       B-1
      Investment Objectives and Policies                    B-1
      Management of the Trust                               B-16
      Control Persons and Principal Holders of Securities   B-19
      Investment Advisory and Other Services                B-20
      Brokerage Allocation and Other Practices              B-23
      Capital Stock and Other Securities                    B-24
      Purchase, Redemption and Pricing of Securities        B-25
      Tax Status                                            B-27
      Underwriters                                          B-30
      Calculations of Performance Data                      B-31
      Financial Statements                                  B-31


Item 12.  General Information and History.

      Not applicable.

Item 13.  Investment Objectives and Policies.

      Part A contains additional information about the investment objectives and policies of the Balanced Portfolio (the "Portfolio"), a series of The Premium Portfolios (the "Trust"). This Part B should be read in conjunction with Part A.

      The investment objectives of the Portfolio are to earn high current income by investing in a broad range of securities, to preserve capital, and to provide growth potential with reduced risk. The investment objectives of the Portfolio may be changed without approval by the Portfolio's investors. Of course, there can be no assurance that the Portfolio will achieve its investment objectives.

      Part A contains a discussion of the various types of securities in which the Portfolio may invest and the risks involved in such investments. The following supplements the information contained in Part A concerning the investment objectives, policies and techniques of the Portfolio.

      The Portfolio's policy is to invest its assets, under normal circumstances, in a broadly diversified portfolio of income-producing securities, including common and preferred stocks, bonds and short-term obligations. Under normal circumstances, at least 25% of the Portfolio's total assets is invested in fixed income securities.

      The Trust has also adopted the following policies with respect to the Portfolio's investments in (i) warrants and (ii) securities of issuers with less than three years' continuous operation. The Trust's purchases of warrants for the Portfolio will not exceed 5% of the Portfolio's net assets. Included within that amount, but not exceeding 2% of its net assets, may be warrants which are not listed on the New York Stock Exchange or the American Stock Exchange. Any such warrants will be valued at their market value except that warrants which are attached to securities at the time such securities are acquired for the Portfolio will be deemed to be without value for the purpose of this restriction. The Trust will not invest more than 5% of the Portfolio's assets in companies which, including their respective predecessors, have a record of less than three years' continuous operation.

      The policies described above and those described below are not fundamental and may be changed without investor approval.

FUTURES CONTRACTS


      The Portfolio may enter into interest rate futures contracts and stock index futures contracts. These investment strategies will be used for hedging purposes and for nonhedging purposes, subject to applicable law.


      A futures contract is an agreement between two parties for the purchase or sale for future delivery of securities or for the payment or acceptance of a cash settlement based upon changes in the value of the securities or of an index of securities. A "sale" of a futures contract means the acquisition of a contractual obligation to deliver the securities called for by the contract at a specified price, or to make or accept the cash settlement called for by the contract, on a specified date. A "purchase" of a futures contract means the acquisition of a contractual obligation to acquire the securities called for by the contract at a specified price, or to make or accept the cash settlement called for by the contract, on a specified date. Futures contracts have been designed by exchanges which have been designated "contract markets" by the Commodity Futures Trading Commission ("CFTC") and must be executed through a futures commission merchant, or brokerage firm, which is a member of the relevant contract market. Futures contracts trade on these markets, and the exchanges, through their clearing organizations, guarantee that the contracts will be performed as between the clearing members of the exchange.

      While futures contracts based on debt securities do provide for the delivery and acceptance of securities, such deliveries and acceptances are very seldom made. Generally, a futures contract is terminated by entering into an offsetting transaction. Brokerage fees will be incurred when the Portfolio purchases or sells a futures contract. At the same time such a purchase or sale is made, the Portfolio must provide cash or securities as a deposit ("initial deposit") known as "margin." The initial deposit required will vary, but may be as low as 1% or less of a contract's face value. Daily thereafter, the futures contract is valued through a process known as "marking to market," and the Portfolio may receive or be required to pay additional "variation margin" as the futures contract becomes more or less valuable. At the time of delivery of securities pursuant to such a contract, adjustments are made to recognize differences in value arising from the delivery of securities with a different interest rate than the specific security that provides the standard for the contract. In some (but not many) cases, securities called for by a futures contract may not have been issued when the contract was entered into.

      The Portfolio may purchase or sell futures contracts to attempt to protect the Portfolio from fluctuations in interest rates, or to manage the effective maturity or duration of the Portfolio's investment portfolio in an effort to reduce potential losses or enhance potential gain, without actually buying or selling debt securities. For example, if interest rates were expected to increase, the Portfolio might enter into futures contracts for the sale of debt securities. Such a sale would have much the same effect as if the Portfolio sold bonds that it owned, or as if the Portfolio sold longer-term bonds and purchased shorter-term bonds. If interest rates did increase, the value of the Portfolio's debt securities would decline, but the value of the futures contracts would increase, thereby keeping the net asset value of the Portfolio from declining as much as it otherwise would have. Similar results could be accomplished by selling bonds, or by selling bonds with longer maturities and investing in bonds with shorter maturities. However, by using futures contracts, the Portfolio avoids having to sell its securities.

      Similarly, when it is expected that interest rates may decline, the Portfolio might enter into futures contracts for the purchase of debt securities. Such a purchase would be intended to have much the same effect as if the Portfolio purchased bonds, or as if the Portfolio sold shorter-term bonds and purchased longer-term bonds. If interest rates did decline, the value of the futures contracts would increase.

      The Portfolio may enter into stock index futures contracts to gain stock market exposure while holding cash available for investments and redemptions.

      Although the use of futures for hedging should tend to minimize the risk of loss due to a decline in the value of the hedged position (e.g., if the Portfolio sells a futures contract to protect against losses in the debt securities held by the Portfolio), at the same time the futures contract limits any potential gain which might result from an increase in value of a hedged position.

      In addition, the ability effectively to hedge all or a portion of the Portfolio's investments through transactions in futures contracts depends on the degree to which movements in the value of the debt securities underlying such contracts correlate with movements in the value of the Portfolio's securities. If the security underlying a futures contract is different than the security being hedged, they may not move to the same extent or in the same direction. In that event, the Portfolio's hedging strategy might not be successful and the Portfolio could sustain losses on these hedging transactions which would not be offset by gains on the Portfolio's other investments or, alternatively, the gains on the hedging transaction might not be sufficient to offset losses on the Portfolio's other investments. It is also possible that there may be a negative correlation between the security underlying a futures contract and the securities being hedged, which could result in losses both on the hedging transaction and the securities. In these and other instances, the Portfolio's overall return could be less than if the hedging transactions had not been undertaken. Similarly, even where the Portfolio enters into futures transactions other than for hedging purposes, the effectiveness of its strategy may be affected by lack of correlation between changes in the value of the futures contracts and changes in value of the securities which the Portfolio would otherwise buy and sell.

      The ordinary spreads between prices in the cash and futures markets, due to differences in the nature of those markets, are subject to distortions. First, all participants in the futures market are subject to initial deposit and variation margin requirements. Rather than meeting additional variation margin requirements, investors may close out futures contracts through offsetting transactions which could distort the normal relationship between the cash and futures markets. Second, there is the potential that the liquidity of the futures market may be lacking. Prior to expiration, a futures contract may be terminated only by entering into a closing purchase or sale transaction, which requires a secondary market on the contract market on which the futures contract was originally entered into. While the Portfolio will establish a futures position only if there appears to be a liquid secondary market therefor, there can be no assurance that such a market will exist for any particular futures contract at any specific time. In that event, it may not be possible to close out a position held by the Portfolio, which could require the Portfolio to purchase or sell the instrument underlying the futures contract or to meet ongoing variation margin requirements. The inability to close out futures positions also could have an adverse impact on the ability effectively to use futures transactions for hedging or other purposes.

      The liquidity of a secondary market in a futures contract may be adversely affected by "daily price fluctuation limits" established by the exchanges, which limit the amount of fluctuation in the price of a futures contract during a single trading day and prohibit trading beyond such limits once they have been reached. The trading of futures contracts also is subject to the risk of trading halts, suspensions, exchange or clearing house equipment failures, government intervention, insolvency of a brokerage firm or clearing house or other disruptions of normal trading activity, which could at times make it difficult or impossible to liquidate existing positions or to recover excess variation margin payments.

      Investments in futures contracts also entail the risk that if the Adviser's investment judgment about the general direction of interest rates or stock prices is incorrect, the Portfolio's overall performance may be poorer than if any such contract had not been entered into. For example, if the Portfolio hedged against the possibility of an increase in interest rates which would adversely affect the price of the Portfolio's bonds and interest rates decrease instead, part or all of the benefit of the increased value of the Portfolio's bonds which were hedged will be lost because the Portfolio will have offsetting losses in its futures positions. Similarly, if the Portfolio purchases futures contracts expecting a decrease in interest rates and interest rates instead increased, the Portfolio will have losses in its futures positions which will increase the amount of the losses on the securities in its portfolio which will also decline in value because of the increase in interest rates. In addition, in such situations, if the Portfolio has insufficient cash, the Portfolio may have to sell bonds from its investments to meet daily variation margin requirements, possibly at a time when it may be disadvantageous to do so.

      Each contract market on which futures contracts are traded has established a number of limitations governing the maximum number of positions which may be held by a trader, whether acting alone or in concert with others. The Adviser does not believe that these trading and position limits would have an adverse impact on the Portfolio's hedging strategies.

      CFTC regulations require compliance with certain limitations in order to assure that the Portfolio is not deemed to be a "commodity pool" under such regulations. In particular, CFTC regulations prohibit the Portfolio from purchasing or selling futures contracts (other than for bona fide hedging transactions) if, immediately thereafter, the sum of the amount of initial margin required to establish the Portfolio's non-hedging futures positions would exceed 5% of the Portfolio's net assets.


      The Portfolio will comply with this CFTC requirement and currently intends to adhere to the additional policies described below. First, an amount of cash or cash equivalents will be maintained by the Portfolio in a segregated account with the Portfolio's custodian so that the amount so segregated, plus the initial margin held on deposit, will be approximately equal to the amount necessary to satisfy the Portfolio's obligations under the futures contract. The second is that the Portfolio will not enter into a futures contract if immediately thereafter the amount of initial margin deposits on all the futures contracts held by the Portfolio would exceed approximately 5% of the net assets of the Portfolio. The third is that the aggregate market value of the futures contracts held by the Portfolio not exceed approximately 50% of the market value of the Portfolio's total assets other than its futures contracts. For purposes of this third policy, "market value" of a futures contract is deemed to be the amount obtained by multiplying the number of units covered by the futures contract times the per unit price of the securities covered by that contract.

      The use of futures contracts may increase the amount of taxable income of the Portfolio and may affect the amount, timing and character of the Portfolio's income for tax purposes, as more fully discussed herein in the section entitled "Tax Status."


REPURCHASE AGREEMENTS

      The Portfolio may invest in repurchase agreements collateralized by securities in which the Portfolio may otherwise invest. Repurchase agreements are agreements by which the Portfolio purchases a security and simultaneously commits to resell that security to the seller (which is usually a member bank of the U.S. Federal Reserve System or a member firm of the New York Stock Exchange (or a subsidiary thereof)) at an agreed-upon date within a number of days (usually not more than seven) from the date of purchase. The resale price reflects the purchase price plus an agreed-upon market rate of interest which is unrelated to the coupon rate or maturity of the purchased security. A repurchase agreement involves the obligation of the seller to pay the agreed upon price, which obligation is in effect secured by the value of the underlying security, usually U.S. Government or Government agency issues. Under the Investment Company Act of 1940, as amended (the "1940 Act"), repurchase agreements may be considered to be loans by the buyer. The Portfolio's risk is limited to the ability of the seller to pay the agreed-upon amount on the delivery date. If the seller defaults, the underlying security constitutes collateral for the seller's obligation to pay although the Portfolio may incur certain costs in liquidating this collateral and in certain cases may not be permitted to liquidate this collateral. All repurchase agreements entered into by the Portfolio are fully collateralized, with such collateral being marked to market daily.

SECURITIES OF NON-U.S. ISSUERS

      The Portfolio may invest in securities of non-U.S. issuers. Investing in securities issued by companies whose principal business activities are outside the United States may involve significant risks not present in U.S. investments. For example, the value of such securities fluctuates based on the relative strength of the U.S. dollar. In addition, there is generally less publicly available information about non-U.S. issuers, particularly those not subject to the disclosure and reporting requirements of the U.S. securities laws. Non-U.S. issuers are generally not bound by uniform accounting, auditing and financial reporting requirements comparable to those applicable to U.S. issuers. Investments in securities of non-U.S. issuers also involve the risk of possible adverse changes in investment or exchange control regulations, expropriation or confiscatory taxation, limitation on the removal of funds or other assets of the Portfolio, political or financial instability or diplomatic and other developments which would affect such investments. Further, economies of other countries or areas of the world may differ favorably or unfavorably from the economy of the U.S.

      It is anticipated that in most cases the best available market for securities of non-U.S. issuers would be on exchanges or in over-the-counter markets located outside the U.S. Non-U.S. securities markets, while growing in volume and sophistication, are generally not as developed as those in the U.S., and securities of some non-U.S. issuers (particularly those located in developing countries) may be less liquid and more volatile than securities of comparable U.S. companies. Non-U.S. securities trading practices, including those involving securities settlement where the Portfolio's assets may be released prior to receipt of payments, may expose the Portfolio to increased risk in the event of a failed trade or the insolvency of a non-U.S. broker-dealer. In addition, non-U.S. brokerage commissions are generally higher than commissions on securities traded in the U.S. and may be non-negotiable. In general, there is less overall governmental supervision and regulation of non-U.S. securities exchanges, brokers and listed companies than in the U.S.

      Investments in closed-end investment companies which primarily hold securities of non-U.S. issuers may entail the risk that the market value of such investments may be substantially less than their net asset value and that there would be duplication of investment management and other fees and expenses.

      American Depositary Receipts ("ADRs"), European Depositary Receipts ("EDRs"), Global Depositary Receipts ("GDRs") and other forms of depositary receipts for securities of non-U.S. issuers provide an alternative method for the Portfolio to make non-U.S. investments. These securities are not usually denominated in the same currency as the securities into which they may be converted. Generally, ADRs, in registered form, are designed for use in U.S. securities markets and EDRs and GDRs, in bearer form, are designed for use in European and global securities markets. ADRs are receipts typically issued by a

U.S. bank or trust company evidencing ownership of the underlying securities. EDRs and GDRs are European and global receipts, respectively, evidencing a similar arrangement. ADRs, EDRs and GDRs are subject to many of the same risks that apply to other investments in non-U.S. securities.


      ADRs, EDRs, and GDRs may be issued pursuant to sponsored or unsponsored programs. In sponsored programs, an issuer has made arrangements to have its securities traded in the form of depositary receipts. In unsponsored programs, the issuer may not be directly involved in the creation of the program. Although regulatory requirements with respect to sponsored and unsponsored programs are generally similar, in some cases it may be easier to obtain financial information from an issuer that has participated in the creation of a sponsored program. Accordingly, there may be less information available regarding issuers of securities underlying unsponsored programs, and there may not be a correlation between such information and the market value of the depositary receipts.


      The Portfolio may invest in securities of non-U.S. issuers that impose restrictions on transfer within the United States or to United States persons. Although securities subject to such transfer restrictions may be marketable abroad, they may be less liquid than securities of non-U.S. issuers of the same class that are not subject to such restrictions.

CURRENCY EXCHANGE TRANSACTIONS

      Because the Portfolio may buy and sell securities denominated in currencies other than the U.S. dollar, and receive interest, dividends and sale proceeds in currencies other than the U.S. dollar, the Portfolio may enter into currency exchange transactions to convert U.S. currency to non-U.S. currency and non-U.S. currency to U.S. currency, as well as convert one non-U.S. currency to another non-U.S. currency. The Portfolio either enters into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the currency exchange markets, or uses forward contracts to purchase or sell non-U.S. currencies. The Portfolio may also enter into currency hedging transactions in an attempt to protect the value of its assets as measured in U.S. dollars from unfavorable changes in currency exchange rates and control regulations. (Although the Portfolio's assets are valued daily in terms of U.S. dollars, the Trust does not intend to convert the Portfolio's holdings of non-U.S. currencies into U.S. dollars on a daily basis.) The Portfolio does not currently intend to speculate in currency exchange rates or forward contracts.

      The Portfolio may convert currency on a spot basis from time to time, and investors should be aware of the costs of currency conversion. Although currency exchange dealers do not charge a fee for conversion, they do realize a profit based on the difference (the "spread") between the prices at which they are buying and selling various currencies. Thus, a dealer may offer to sell a currency at one rate, while offering a lesser rate of exchange should the Portfolio desire to resell that currency to the dealer.

      A forward contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract, agreed upon by the parties, at a price set at the time of the contract. These contracts are traded in the interbank market conducted directly between currency traders (usually large commercial banks) and their customers. A forward contract generally has no deposit requirement, and no fees or commissions are charged at any stage for trades.

      When the Portfolio enters into a contract for the purchase or sale of a security denominated in a non-U.S. currency, it may desire to "lock in" the U.S. dollar price of the security. By entering into a forward contract for the purchase or sale, for a fixed amount of U.S. dollars, of the amount of non-U.S. currency involved in the underlying security transaction, the Portfolio may be able to protect against a possible loss resulting from an adverse change in the relationship between the U.S. dollar and the non-U.S. currency during the period between the date the security is purchased or sold and the date on which payment is made or received.

      When the Adviser believes that the currency of a particular country may suffer a substantial decline against the U.S. dollar, the Portfolio may enter into a forward contract to sell, for a fixed amount of U.S. dollars, the amount of non-U.S. currency approximating the value of some or all of the Portfolio's securities denominated in such non-U.S. currency. The precise matching of the forward contract amounts and the value of the securities involved is not generally possible since the future value of such securities in non-U.S. currencies changes as a consequence of market movements in the value of those securities between the date the forward contract is entered into and the date it matures. The projection of a short-term hedging strategy is highly uncertain. The Portfolio does not enter into such forward contracts or maintain a net exposure to such contracts where the consummation of the contracts obligates the Portfolio to deliver an amount of non-U.S. currency in excess of the value of the Portfolio's securities or other assets denominated in that currency. Under normal circumstances, consideration of the prospect for currency parities will be incorporated in the investment decisions made with regard to overall diversification strategies. However, the Adviser believes that it is important to have the flexibility to enter into such forward contracts when it determines that the best interests of the Portfolio will be served.

      The Portfolio generally would not enter into a forward contract with a term greater than one year. At the maturity of a forward contract, the Portfolio will either sell the security and make delivery of the non-U.S. currency, or retain the security and terminate its contractual obligation to deliver the non-U.S. currency by purchasing an "offsetting" contract with the same currency trader obligating it to purchase, on the same maturity date, the same amount of the non-U.S. currency. If the Portfolio retains the security and engages in an offsetting transaction, the Portfolio will incur a gain or a loss (as described below) to the extent that there has been movement in forward contract prices. If the Portfolio engages in an offsetting transaction, it may subsequently enter into a new forward contract to sell the non-U.S. currency. Should forward prices decline during the period between the date the Portfolio enters into a forward contract for the sale of the non-U.S. currency and the date it enters into an offsetting contract for the purchase of such currency, the Portfolio will realize a gain to the extent the selling price of the currency exceeds the purchase price of the currency. Should forward prices increase, the Portfolio will suffer a loss to the extent that the purchase price of the currency exceeds the selling price of the currency.

      It is impossible to forecast with precision the market value of the Portfolio's securities at the expiration of a forward contract. Accordingly, it may be necessary for the Portfolio to purchase additional non-U.S. currency on the spot market if the market value of the security is less than the amount of non-U.S. currency the Portfolio is obligated to deliver and if a decision is made to sell the security and make delivery of such currency. Conversely, it may be necessary to sell on the spot market some of the non-U.S. currency received upon the sale of the security if its market value exceeds the amount of such currency the Portfolio is obligated to deliver.

      The Portfolio may also purchase put options on a non-U.S. currency in order to protect against currency rate fluctuations. If the Portfolio purchases a put option on a non-U.S. currency and the value of the U.S. currency declines, the Portfolio will have the right to sell the non-U.S. currency for a fixed amount in U.S. dollars and will thereby offset, in whole or in part, the adverse effect on the Portfolio which otherwise would have resulted. Conversely, where a rise in the U.S. dollar value of another currency is projected, and where the Portfolio anticipates investing in securities traded in such currency, the Portfolio may purchase call options on the non-U.S. currency.

      The purchase of such options could offset, at least partially, the effects of adverse movements in exchange rates. However, the benefit to the Portfolio from purchases of non-U.S. currency options will be reduced by the amount of the premium and related transaction costs. In addition, where currency exchange rates do not move in the direction or to the extent anticipated, the Portfolio could sustain losses on transactions in non-U.S. currency options which would require it to forgo a portion or all of the benefits of advantageous changes in such rates.

      The Portfolio may write options on non-U.S. currencies for hedging purposes or otherwise to achieve its investment objectives. For example, where the Portfolio anticipates a decline in the value of the U.S. dollar value of a non-U.S. security due to adverse fluctuations in exchange rates it could, instead of purchasing a put option, write a call option on the relevant currency. If the expected decline occurs, the option will most likely not be exercised, and the diminution in value of the security held by the Portfolio will be offset by the amount of the premium received.

      Similarly, instead of purchasing a call option to hedge against an anticipated increase in the cost of a non-U.S. security to be acquired because of an increase in the U.S. dollar value of the currency in which the underlying security is primarily traded, the Portfolio could write a put option on the relevant currency which, if rates move in the manner projected, will expire unexercised and allow the Portfolio to hedge such increased cost up to the amount of the premium. However, the writing of a currency option will constitute only a partial hedge up to the amount of the premium, and only if rates move in the expected direction. If this does not occur, the option may be exercised and the Portfolio would be required to purchase or sell the underlying currency at a loss which may not be offset by the amount of the premium. Through the writing of options on currencies, the Portfolio also may be required to forgo all or a portion of the benefits which might otherwise have been obtained from favorable movements in exchange rates.

      Put and call options on non-U.S. currencies written by the Portfolio will be covered by segregation of cash, short-term money market instruments or high quality debt securities in an account with the custodian in an amount sufficient to discharge the Portfolio's obligations with respect to the option, by acquisition of the non-U.S. currency or of a right to acquire such currency (in the case of a call option) or the acquisition of a right to dispose of the currency (in the case of a put option), or in such other manner as may be in accordance with the requirements of any exchange on which, or the counterparty with which, the option is traded and applicable laws and regulations.

      Investing in ADRs and other depositary receipts presents many of the same risks regarding currency exchange rates as investing directly in securities denominated in currencies other than the U.S. dollar. Because the securities underlying these receipts are traded primarily in non-U.S. currencies, changes in currency exchange rates will affect the value of these receipts. For example, a decline in the U.S. dollar value of another currency in which securities are primarily traded will reduce the U.S. dollar value of such securities, even if their value in the other currency remains constant, and thus will reduce the value of the receipts covering such securities. The Portfolio may employ any of the above described non-U.S. currency hedging techniques to protect the value of its assets invested in depositary receipts.

      The Portfolio's dealings in non-U.S. currency contracts are limited to the transactions described above. Of course, the Portfolio is not required to enter into such transactions and does not do so unless deemed appropriate by the Adviser. It should also be realized that these methods of protecting the value of the Portfolio's securities against a decline in the value of a currency do not eliminate fluctuations in the underlying prices of the securities. Additionally, although such contracts tend to minimize the risk of loss due to a decline in the value of the hedged currency, they also tend to limit any potential gain which might result should the value of such currency increase.

      The Portfolio has established procedures consistent with policies of the Securities and Exchange Commission (the "SEC") concerning forward contracts. Since those policies currently recommend that an amount of the Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolio expects always to have cash, cash equivalents or high quality debt securities available sufficient to cover any commitments under these contracts or to limit any potential risk.


CONVERTIBLE SECURITIES

      The Portfolio may invest in convertible securities. A convertible security is a fixed-income security (a bond or preferred stock) which may be converted at a stated price within a specified period of time into a certain quantity of common stock or other equity securities of the same or a different issuer. Convertible securities rank senior to common stock in a corporation's capital structure but are usually subordinated to similar non-convertible securities. While providing a fixed-income stream (generally higher in yield than the income derivable from common stock but lower than that afforded by a similar non-convertible security), a convertible security also affords an investor the opportunity, through its conversion feature, to participate in the capital appreciation attendant upon a market price advance in the convertible security's underlying common stock.

      In general, the market value of a convertible security is at least the higher of its "investment value" (i.e., its value as a fixed-income security) or its "conversion value" (i.e., its value upon conversion into its underlying stock). As a fixed-income security, a convertible security tends to increase in market value when interest rates decline and tends to decrease in value when interest rates increase. However, the price of a convertible security is also influenced by the market value of the security's underlying common stock. The price of a convertible security tends to increase as the market value of the underlying stock rises, whereas it tends to decrease as the market value of the underlying stock declines. While no securities investment is without some risk, investments in convertible securities generally entail less risk than investments in the common stock of the same issuer.


SHORT SALES "AGAINST THE BOX"

      In a short sale, the Portfolio sells a borrowed security and has a corresponding obligation to the lender to return the identical security. The

Portfolio, in accordance with applicable investment restrictions, may engage in short sales only if at the time of the short sale it owns or has the right to obtain, at no additional cost, an equal amount of the security being sold short. This investment technique is known as a short sale "against the box."

      In a short sale, the seller does not immediately deliver the securities sold and is said to have a short position in those securities until delivery occurs. If the Portfolio engages in a short sale, the collateral for the short position is maintained for the Portfolio by the custodian or qualified sub-custodian. While the short sale is open, an amount of securities equal in kind and amount to the securities sold short or securities convertible into or exchangeable for such equivalent securities are maintained in a segregated account for the Portfolio. These securities constitute the Portfolio's long position.


      The Portfolio does not engage in short sales against the box for investment purposes. The Portfolio may, however, make a short sale against the box as a hedge, when it believes that the price of a security may decline, causing a decline in the value of a security owned by the Portfolio (or a security convertible or exchangeable for such security). In such case, any future losses in the Portfolio's long position should be reduced by a gain in the short position. Conversely, any gain in the long position should be reduced by a loss in the short position. The extent to which such gains or losses are reduced depends upon the amount of the security sold short relative to the amount the Portfolio owns. There are certain additional transaction costs associated with short sales against the box, but the Portfolio endeavors to offset these costs with the income from the investment of the cash proceeds of short sales.


      The Adviser does not expect that more than 40% of the Portfolio's total assets would be involved in short sales against the box. The Adviser does not currently intend to engage in such sales.

LENDING OF SECURITIES

      Consistent with applicable regulatory requirements and in order to generate income, the Portfolio may lend its securities to broker-dealers and other institutional borrowers. Such loans will usually be made only to member banks of the U.S. Federal Reserve System and to member firms of the New York Stock Exchange (and subsidiaries thereof). Loans of securities would be secured continuously by collateral in cash, cash equivalents, or U.S. Treasury obligations maintained on a current basis at an amount at least equal to the market value of the securities loaned. The cash collateral would be invested in high quality short-term instruments. Either party has the right to terminate a loan at any time on customary industry settlement notice (which will not usually exceed three business days). During the existence of a loan, the

Portfolio would continue to receive the equivalent of the interest or dividends paid by the issuer on the securities loaned and with respect to cash collateral would also receive compensation based on investment of the collateral (subject to a rebate payable to the borrower). Where the borrower provides the Portfolio with collateral consisting of U.S. Treasury obligations, the borrower is also obligated to pay the Portfolio a fee for use of the borrowed securities. The Portfolio would not, however, have the right to vote any securities having voting rights during the existence of the loan, but would call the loan in anticipation of an important vote to be taken among holders of the securities or of the giving or withholding of their consent on a material matter affecting the investment. As with other extensions of credit, there are risks of delay in recovery or even loss of rights in the collateral should the borrower fail financially. However, the loans would be made only to entities deemed by the Adviser to be of good standing, and when, in the judgment of the Adviser, the consideration which can be earned currently from loans of this type justifies the attendant risk. In addition, the Portfolio could suffer loss if the borrower terminates the loan and the Portfolio is forced to liquidate investments in order to return the cash collateral to the buyer. If the Adviser determines to make loans, it is not intended that the value of the securities loaned by the Portfolio would exceed 30% of the value of its total assets.

WHEN-ISSUED SECURITIES

      The Portfolio may purchase securities on a "when-issued" or on a "forward delivery" basis. It is expected that, under normal circumstances, the Portfolio would take delivery of such securities. When the Portfolio commits to purchase a security on a "when-issued" or on a "forward delivery" basis, it sets up procedures consistent with SEC policies. Since those policies currently require that an amount of the Portfolio's assets equal to the amount of the purchase be held aside or segregated to be used to pay for the commitment, the Portfolio expects always to have cash, cash equivalents or high quality debt securities sufficient to cover any commitments or to limit any potential risk. However, even though the Portfolio does not intend to make such purchases for speculative purposes and intends to adhere to the provisions of SEC policies, purchases of securities on such bases may involve more risk than other types of purchases. For example, the Portfolio may have to sell assets which have been set aside in order to meet redemptions. Also, if the Adviser determines it is advisable as a matter of investment strategy to sell the "when-issued" or "forward delivery" securities, the Portfolio would be required to meet its obligations from the then available cash flow or the sale of securities, or, although it would not normally expect to do so, from the sale of the "when-issued" or "forward delivery" securities themselves (which may have a value greater or less than the Portfolio's payment obligation).

RULE 144A SECURITIES


      The Portfolio may purchase securities that are not registered ("Rule 144A securities") under the Securities Act of 1933 (the "1933 Act"), but can be offered and sold to "qualified institutional buyers" under Rule 144A under the 1933 Act. However, the Portfolio will not invest more than 15% of its net assets in illiquid investments, which includes securities for which there is no readily available market, securities subject to contractual restrictions on resale and Rule 144A securities, unless the Trustees of the Trust determine, based on the trading markets for the specific Rule 144A security, that it is liquid. The Trustees have adopted guidelines and delegated to the Adviser the daily function of determining and monitoring liquidity of Rule 144A securities. The Trustees, however, retain oversight and are ultimately responsible for the determinations.


      Since it is not possible to predict with assurance exactly how the market for Rule 144A securities will develop, the Trustees will carefully monitor the Portfolio's investments in Rule 144A securities, focusing on such factors, among others, as valuation, liquidity and availability of information. The liquidity of investments in Rule 144A securities could be impaired if trading in Rule 144A securities does not develop or if qualified institutional buyers become for a time uninterested in purchasing Rule 144A securities.

                            INVESTMENT RESTRICTIONS


      The Trust, on behalf of the Portfolio, has adopted the following policies which may not be changed without approval by holders of a majority of the outstanding voting securities of the Portfolio, which as used in this Part B means the vote of the lesser of (i) 67% or more of the outstanding voting securities of the Portfolio present at a meeting at which the holders of more than 50% of the outstanding voting securities of the Portfolio are present or represented by proxy, or (ii) more than 50% of the outstanding voting securities of the Portfolio. The term "voting securities" as used in this paragraph has the same meaning as in the 1940 Act.


      The Portfolio may not:

      (1) Borrow money, except that as a temporary measure for extraordinary or emergency purposes it may borrow in an amount not to exceed 1/3 of the current value of its net assets, including the amount borrowed (nor purchase any securities at any time at which borrowings exceed 5% of the total assets of the Portfolio, taken at market value). It is intended that the Portfolio would borrow money only from banks and only to accommodate requests for the repurchase of beneficial interests in the Portfolio while effecting an orderly liquidation of portfolio securities.

      (2) Make loans to other persons except (a) through the lending of its portfolio securities and provided that any such loans not exceed 30% of the Portfolio's total assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations or (c) by purchasing all or a portion of an issue of debt securities of types commonly distributed privately to financial institutions. The purchase of short-term commercial paper or a portion of an issue of debt securities which is part of an issue to the public shall not be considered the making of a loan.

      (3) Purchase securities of any issuer if such purchase at the time thereof would cause with respect to 75% of the total assets of the Portfolio more than 10% of the voting securities of such issuer to be held by the Portfolio.

      (4) Purchase securities of any issuer if such purchase at the time thereof would cause as to 75% of the Portfolio's total assets more than 5% of the Portfolio's assets (taken at market value) to be invested in the securities of such issuer (other than securities or obligations issued or guaranteed by the United States, any state or political subdivision of either of the foregoing, or any agency or instrumentality of the United States or of any state or of any political subdivision of any state).

      (5) Concentrate its investments in any particular industry, but if it is deemed appropriate for the achievement of the Portfolio's investment objectives, up to 25% of its assets, at market value at the time of each investment, may be invested in any one industry.


      As an operating policy, the Portfolio will not invest more than 15% of its net assets in securities for which there is no readily available market. This policy is not fundamental and may be changed by the Trust without the approval of the holders of the beneficial interests in the Portfolio.


      If a percentage or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the securities or a later change in the rating of the securities held for the Portfolio will not be considered a violation of policy.

Item 14.  Management of the Trust.

      The Trustees and officers of the Trust and their principal occupations during the past five years are set forth below. Their titles may have varied during that period. Asterisks indicate that those Trustees and officers are "interested persons" (as defined in the 1940 Act) of the Trust. Unless otherwise indicated below, the address of each Trustee and officer is 6 St. James Avenue, Boston, Massachusetts. The address of the Trust is Elizabethan Square, George Town, Grand Cayman, Cayman Islands, British West Indies.

TRUSTEES

ELLIOTT J. BERV (aged 54) -- Chairman and Director, Catalyst, Inc.
(Management Consultants) (since June, 1992); President, Chief Operating Officer and Director, Deven International, Inc. (International Consultants) (June, 1991 to June, 1992); President and Director, Elliott J. Berv & Associates (Management Consultants) (since May, 1984). His address is 15 Stornoway Drive, Cumberland Foreside, Maine.


PHILIP W. COOLIDGE* (aged 46) -- President of the Trust; Chief Executive Officer and President, Signature Financial Group, Inc. and CFBDS, Inc. ("CFBDS").

MARK T. FINN (aged 54) -- President and Director, Delta Financial, Inc. (since June, 1983); Chairman of the Board and Chief Executive Officer, FX 500 Ltd. (Commodity Trading Advisory Firm) (since April, 1990); Director, Vantage Consulting Group, Inc. (since October, 1988). His address is 3500 Pacific Avenue, P.O. Box 539, Virginia Beach, Virginia.

C. OSCAR MORONG, JR. (aged 62) -- Chairman of the Board of Trustees of the Trust; Managing Director, Morong Capital Management (since February, 1993); Senior Vice President and Investment Manager, CREF Investments, Teachers Insurance & Annuity Association (retired, January, 1993); Director, Indonesia Fund; Trustee, MAS Funds (since 1993). His address is 1385 Outlook Drive West, Mountainside, New Jersey.

WALTER E. ROBB, III (aged 71) -- President, Benchmark Consulting Group,
Inc. (since 1991); Principal, Robb Associates (Corporate Financial Advisors) (since 1978); President, Benchmark Advisors, Inc. (Corporate Financial Advisors) (since 1989); Trustee of certain registered investment companies in the MFS Family of Funds. His address is 35 Farm Road, Sherborn, Massachusetts.

OFFICERS

PHILIP W. COOLIDGE* (aged 46) -- President of the Trust; Chief Executive Officer and President, Signature Financial Group, Inc. and CFBDS.

CHRISTINE A. DRAPEAU* (aged 27) -- Assistant Secretary and Assistant Treasurer of the Trust; Assistant Vice President, Signature Financial Group, Inc. (since January, 1996); Paralegal and Compliance Officer, various financial companies (July, 1992 to January, 1996); Graduate Student, Bentley College (prior to December, 1994).

TAMIE EBANKS-CUNNINGHAM* (aged 25)--Assistant Secretary of the Trust;
Office Manager, Signature Financial Group (Cayman) Ltd. (since April, 1995); Administrator, Cayman Islands Primary School (prior to April, 1995). Her address is P.O. Box 2494, Elizabethan Square, George Town, Grand Cayman, Cayman Islands, B.W.I.

JOHN R. ELDER* (aged 49) -- Treasurer of the Trust; Vice President, Signature Financial Group, Inc. (since April, 1995); Treasurer, CFBDS (since April, 1995); Treasurer of the Phoenix Family of Mutual Funds, Phoenix Home Life Mutual Insurance Company (1983 to March, 1995).

LINDA T. GIBSON* (aged 32) -- Secretary of the Trust; Vice President, Signature Financial Group, Inc. (since May, 1992); Assistant Secretary, CFBDS (since October, 1992).

JOAN R. GULINELLO* (aged 42) -- Assistant Secretary and Assistant
Treasurer of the Trust; Vice President, Signature Financial Group, Inc. (since October, 1993); Secretary, CFBDS (since October, 1995); Vice President and Assistant General Counsel, Massachusetts Financial Services Company (prior to October, 1993).

JAMES E. HOOLAHAN* (aged 51) -- Vice President, Assistant Secretary and Assistant Treasurer of the Trust; Senior Vice President, Signature Financial Group, Inc.

SUSAN JAKUBOSKI* (aged 33) -- Vice President, Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group (Cayman) Ltd. (since August, 1994); Fund Compliance Administrator, Concord Financial Group (November, 1990 to August, 1994). Her address is Suite 193, 12 Church Street, Hamilton HM11, Bermuda.

MOLLY S. MUGLER* (aged 46) -- Assistant Secretary and Assistant Treasurer of the Trust; Vice President, Signature Financial Group, Inc.; Assistant Secretary, CFBDS.

CLAIR TOMALIN* (aged 29) -- Assistant Secretary of the Trust; Office Manager, Signature Financial Group (Europe) Limited (since 1993). Her address is 117 Charterhouse Street, London ECIM 6AA.

SHARON M. WHITSON* (aged 49) -- Assistant Secretary and Assistant
Treasurer of the Trust; Assistant Vice President, Signature Financial Group,
Inc.


      The Trustees and officers of the Trust also hold comparable positions with certain other funds for which SFG or an affiliate serves as the administrator.

      The Declaration of Trust provides that the Trust will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the

Trust, unless, as to liability to the Trust or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Trust. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.


      The Trustees of the Portfolio received the following remuneration from the Portfolio during its fiscal year ended December 31, 1997.


                                    Trustee
                               Compensation Table



                          Aggregate         Total Compensation
                        Compensation               from
   Trustee (1)       from the Trust (2)     Trust and Complex (1)
   -----------       ------------------     ---------------------


Elliott J. Berv            $2,032                $57,000
Philip W. Coolidge             $0                     $0
Mark T. Finn               $1,857                $54,000
Walter E. Robb, III        $1,397                $56,000


(1)Mr. Morong became a Trustee of the Trust on November 14, 1998 and received no compensation for serving as a Trustee of the Trust during the fiscal year ended December 31, 1997.

(2)Information relates to the calendar year ended December 31, 1997. Messrs. Berv, Coolidge, Finn and Robb served as Trustees of 31, 55, 26 and 24 funds or portfolios, respectively, in the family of open-end registered investment companies advised or managed by Citibank.


Item 15.  Control Persons and Principal Holders of Securities.

      As of February 24, 1998, CitiFundsSM Balanced Portfolio (the "Fund") owned approximately 90.0% and Citi Balanced Fund, Ltd. owned approximately 10.0% of the outstanding interests in the Portfolio. Because the Fund controls the Portfolio, the Fund could take actions without the approval of any other investor. The Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the fundamental policies of the Portfolio, it will hold a meeting of its shareholders and will cast its vote as instructed by its shareholders. It is anticipated that any other investor in the Portfolio which is an investment company registered under the 1940 Act would follow the same or a similar practice. The Fund is a series of CitiFunds Trust I, a Massachusetts business trust organized on April 13, 1984 and registered under the 1940 Act as an investment company. Prior to March 2, 1998, CitiFunds Trust I was called Landmark Funds I.


Item 16.  Investment Advisory and Other Services.


      Citibank manages the assets of the Portfolio pursuant to an investment advisory agreement (the "Advisory Agreement"). Subject to such policies as the Board of Trustees may determine, the Adviser manages the Portfolio's securities and makes investment decisions for the Portfolio. The Adviser furnishes at its own expense all services, facilities and personnel necessary in connection with managing the Portfolio's investments and effecting securities transactions for the Portfolio. The Advisory Agreement continues in effect from year to year as long as such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Portfolio, and, in either case, by a majority of the Trustees who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.

      The Advisory Agreement provides that the Adviser may render services to others. The Advisory Agreement is terminable without penalty on not more than 60 days' nor less than 30 days' written notice by the Trust when authorized either by a vote of a majority of the outstanding voting securities of the Portfolio or by a vote of a majority of the Board of Trustees, or by the Adviser on not more than 60 days' nor less than 30 days' written notice, and will automatically terminate in the event of its assignment. The Advisory Agreement provides that neither the Adviser nor its personnel shall be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for willful misfeasance, bad faith or gross negligence or reckless disregard of its or their obligations and duties under the Advisory Agreement. For the fiscal years ended December 31, 1995, 1996 and 1997 the fees paid to Citibank under the Advisory Agreement with respect to the Portfolio were $956,408, $996,840 and $998,042, respectively.

      Pursuant to an administrative services agreement (the "Administrative Services Agreement"), SFG (in its capacity under the Administrative Services Agreement, the "Administrator") provides the Trust with general office facilities and supervises the overall administration of the Trust, including, among other responsibilities, the negotiation of contracts and fees with, and the monitoring of performance and billings of, the Trust's independent contractors and agents; the preparation and filing of all documents required for compliance by the Trust with applicable laws and regulations; and arranging for the maintenance of books and records of the Trust. The Administrative Services Agreement with SFG continues in effect if such continuance is specifically approved at least annually by the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Trust and, in either case, by a majority of the Trustees who are not parties to the Administrative Services Agreement or interested persons of any such party. The Administrator provides persons satisfactory to the Board of Trustees to serve as Trustees and officers of the Trust. Such Trustees and officers, as well as certain other employees and Trustees of the Trust, may be directors, officers or employees of the Administrator or its affiliates. For the fiscal years ended December 31, 1995, 1996 and 1997, the Trust paid the Administrator $119,551, $124,605 and $124,755, respectively, under the Administrative Services Agreement with respect to the Portfolio.


      The Administrative Services Agreement provides that SFG may render administrative services to others. The Administrative Services Agreement terminates automatically if it is assigned and may be terminated without penalty by vote of a majority of the outstanding voting securities of the Trust or by either party on not more than 60 days' nor less than 30 days' written notice. The Administrative Services Agreement also provides that neither SFG, as the Administrator, nor its personnel shall be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its or their duties or by reason of reckless disregard of its or their obligations and duties under the Administrative Services Agreement.

      SFG is a wholly-owned subsidiary of Signature Financial Group, Inc. SFG is a company organized under the laws of the Cayman Islands. Its principal place of business is in George Town, Grand Cayman, British West Indies.

      Pursuant to a sub-administrative services agreement, Citibank performs such sub-administrative duties for the Trust as from time to time are agreed upon by Citibank and SFG. Citibank performs such sub-administrative duties in a manner consistent with the Operating Policies and Procedures of the Trust. Citibank's sub-administrative duties may include providing equipment and clerical personnel necessary for maintaining the Trust's organization, participation in the preparation of documents required for compliance by the Trust with applicable laws and regulations, the preparation of certain documents in connection with meetings of Trustees and shareholders, and other functions which would otherwise be performed by the Administrator. For performing such sub-administrative services, Citibank receives compensation as from time to time is agreed upon by SFG, not in excess of the amount paid to SFG for its services under the Administrative Services Agreement with the Trust. All such compensation is paid by SFG.

      The Trust has adopted an administrative services plan (the
"Administrative Plan") which provides that the Trust may obtain the services of an administrator, a transfer agent and a custodian, and may enter into agreements providing for the payment of fees for such services. Under the Administrative Plan, the administrative services fee payable to the Administrator from the Portfolio may not exceed 0.05% of the Portfolio's average daily net assets on an annualized basis for its then-current fiscal year.

      The Administrative Plan continues in effect if such continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Trustees who are not "interested persons" of the Portfolio and who have no direct or indirect financial interest in the operation of the Administrative Plan or in any agreement related to such Plan ("Qualified Trustees"). The Administrative Plan requires that the Trust provide to the Board of Trustees and the Board of Trustees review, at least quarterly, a written report of the amounts expended (and the purposes therefor) under the Administrative Plan. The Administrative Plan may not be amended to increase materially the amount of permitted expenses thereunder without the approval of a majority of the outstanding voting securities of the Trust and may not be materially amended in any case without a vote of the majority of both the Trustees and the Qualified Trustees.


      The Trust, on behalf of the Portfolio, has entered into a Custodian Agreement with State Street Bank and Trust Company ("State Street") pursuant to which State Street acts as custodian to the Portfolio. The Trust, on behalf of the Portfolio, has also entered into a Fund Accounting Agreement with State Street Cayman Trust Company, Ltd. ("State Street Cayman") pursuant to which State Street Cayman performs fund accounting services for the Portfolio. State Street Cayman also provides transfer agency services to the Portfolio.

      The principal business address of State Street is 225 Franklin Street, Boston, Massachusetts 02110. The principal business address of State Street Cayman is P.O. Box 2508 GT, Grand Cayman, British West Indies.

      Price Waterhouse are the chartered accountants for the Trust, providing audit services, and assistance and consultation with respect to the preparation of filings with the SEC. The address of Price Waterhouse is Suite 3000, Box 82, Royal Trust Towers, Toronto Dominion Center, Toronto, Ontario, Canada M5X 1G8.

      Bingham Dana LLP, 150 Federal Street, Boston, MA 02110, acts as counsel for the Portfolio.

Item 17.  Brokerage Allocation and Other Practices.

      The Trust trades securities for the Portfolio if it believes that a transaction net of costs (including custodian charges) will help achieve the Portfolio's investment objectives. Changes in the Portfolio's investments are made without regard to the length of time a security has been held, or whether a sale would result in the recognition of a profit or loss. Therefore, the rate of turnover is not a limiting factor when changes are appropriate. Specific decisions to purchase or sell securities for the Portfolio are made by a portfolio manager who is an employee of the Adviser and who is appointed and supervised by its senior officers. The portfolio manager may serve other clients of the Adviser in a similar capacity.


      In connection with the selection of brokers or dealers and the placing of portfolio securities transactions, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolio and/or the other accounts over which Citibank or its affiliates exercise investment discretion. Citibank is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Citibank determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Citibank and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Trust periodically review the commissions paid by the Portfolio to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Portfolio.


      The investment advisory fee that the Portfolio pays to the Adviser will not be reduced as a consequence of the Adviser's receipt of brokerage and research services. While such services are not expected to reduce the expenses of the Adviser, the Adviser would, through the use of the services, avoid the additional expenses which would be incurred if it should attempt to develop comparable information through its own staff or obtain such services independently.

      In certain instances there may be securities that are suitable as an investment for the Portfolio as well as for one or more of the Adviser's other clients. Investment decisions for the Portfolio and for the Adviser's other clients are made with a view to achieving their respective investment objectives. It may develop that a particular security is bought or sold for only one client even though it might be held by, or bought or sold for, other clients. Likewise, a particular security may be bought for one or more clients when one or more clients are selling the same security. Some simultaneous transactions are inevitable when several clients receive investment advice from the same investment adviser, particularly when the same security is suitable for the investment objectives of more than one client. When two or more clients are simultaneously engaged in the purchase or sale of the same security, the securities are allocated among clients in a manner believed to be equitable to each. It is recognized that in some cases this system could adversely affect the price of or the size of the position obtainable for the security for the Portfolio. When purchases or sales of the same security for the Portfolio and for other portfolios managed by the Adviser occur contemporaneously, the purchase or sale orders may be aggregated in order to obtain any price advantages available to large volume purchases or sales.


      For the fiscal years ended December 31, 1995, 1996 and 1997, the Portfolio paid brokerage commissions of $248,710, $283,659 and $371,439, respectively.


Item 18.  Capital Stock and Other Securities.

      Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust and to establish series, each of which shall be a subtrust, the beneficial interests in which shall be separate and distinct from the beneficial interests in any other series. The Portfolio is one of the series of the Trust. Investors in the Portfolio are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Interests in the Portfolio have no preference, pre-emptive, conversion or similar rights and are fully paid and non-assessable, except as set forth below. Interests in the Portfolio may not be transferred.

      Each investor is entitled to a vote in proportion to its percentage of the aggregate beneficial interests in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interests in the Trust may elect all of the Trustees if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold, and has no current intention of holding, annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote.

      The Trust may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by a vote of a majority, as defined in the 1940 Act, of the holders of the Trust's outstanding voting securities voting as a single class, or of the affected series of the Trust, as the case may be, or if authorized by an instrument in writing without a meeting, consented to by holders of not less than a majority of the interests of the affected series. However, if the Trust or the affected series is the surviving entity of the merger, consolidation or sale of assets, no vote of interest holders is required. Any series of the Trust may be dissolved (i) by the affirmative vote of not less than two-thirds of the outstanding beneficial interests in such series at any meeting of holders of beneficial interests or by an instrument in writing signed by a majority of the Trustees and consented to by not less than two-thirds of the outstanding beneficial interests, (ii) by the Trustees by written notice to holders of the beneficial interests in the series or (iii) upon the bankruptcy or expulsion of a holder of a beneficial interest in the series, unless the remaining holders of beneficial interests, by majority vote, agree to continue the series. The Trust may be dissolved by action of the Trustees upon the dissolution of the last remaining series.

      The Portfolio is a series of the Trust, organized as a trust under the laws of the State of New York. The Trust's Declaration of Trust provides that investors in the Portfolio are each liable for all obligations of the Portfolio. The Declaration of Trust also provides that the Trust may maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Trust, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Trust itself was unable to meet its obligations. It is not expected that the liabilities of the Portfolio would ever exceed its assets.

      The Declaration of Trust further provides that obligations of the Trust are not binding upon the Trustees individually and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

Item 19.  Purchase, Redemption and Pricing of Securities.

      Beneficial interests in the Portfolio are issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by investment companies, common or commingled trust funds or similar organizations or entities which are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.


      The net asset value of the Portfolio (i.e., the value of its securities and other assets less its liabilities, including expenses payable or accrued) is determined each day during which the New York Stock Exchange is open for trading ("Business Day"). As of the date of this Registration Statement, such Exchange is open for trading every weekday except for the following holidays

(or the days on which they are observed): New Year's Day, Martin Luther King Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. This determination of net asset value of the Portfolio is made once each day as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern time). As set forth in more detail below, purchases and withdrawals will be effected at the time of determination of net asset value next following the receipt of any purchase or withdrawal order.


      For the purpose of calculating the Portfolio's net asset value, all assets and liabilities initially expressed in non-U.S. currencies will be converted into U.S. dollars at the prevailing market rates at the time of valuation. Equity securities are valued at the last sale price on the exchange on which they are primarily traded or on the NASDAQ system for unlisted national market issues, or at the last quoted bid price for securities in which there were no sales during the day or for unlisted securities not reported on the NASDAQ system. Securities listed on a non-U.S. exchange are valued at the last quoted sale price available before the time when net assets are valued. Bonds and other fixed income securities (other than short-term obligations) are valued on the basis of valuations furnished by a pricing service, use of which has been approved by the Board of Trustees of the Trust. In making such valuations, the pricing service utilizes both dealer-supplied valuations and electronic data processing techniques that take into account appropriate factors such as institutional-size trading in similar groups of securities, yield, quality, coupon rate, maturity, type of issue, trading characteristics and other market data, without exclusive reliance upon quoted prices or exchange or over-the-counter prices, since such valuations are believed to reflect more accurately the fair value of such securities. Short-term obligations (maturing in 60 days or less) are valued at amortized cost, which constitutes fair value as determined by the Board of Trustees. Futures contracts are normally valued at the settlement price on the exchange on which they are traded. Securities for which there are no such valuations are valued at fair value as determined in good faith by or at the direction of the Board of Trustees.


      Trading in securities on most non-U.S. exchanges and over-the-counter markets is normally completed before the close of regular trading on the New York Stock Exchange and may also take place on days on which the Exchange is closed. If events materially affecting the value of non-U.S. securities occur between the time when the exchange on which they are traded closes and the time when the Portfolio's net asset value is calculated, such securities may be valued at fair value in accordance with procedures established by and under the general supervision of the Board of Trustees.


      Interest income on long-term obligations held for the Portfolio is determined on the basis of interest accrued plus amortization of "original issue discount" (generally, the difference between issue price and stated redemption price at maturity) and premiums (generally, the excess of purchase price over stated redemption price at maturity). Interest income on short-term obligations is determined on the basis of interest accrued less amortization of premium.

      Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Business Day. As of the close of regular trading on the New York Stock Exchange, on each Business Day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. Thereafter, the investor's percentage of the aggregate beneficial interests in the Portfolio is re-computed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of the close of regular trading on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the same time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of the close of regular trading on the following Business Day of the Portfolio.

      Subject to compliance with applicable regulations, the Trust has reserved the right to pay the redemption price of beneficial interests in the Portfolio, either totally or partially, by a distribution in kind of readily marketable securities (instead of cash). The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the beneficial interests being sold. If a holder of beneficial interests received a distribution in kind, such holder could incur brokerage or other charges in converting the securities to cash.

      The Trust may suspend the right of redemption or postpone the date of payment for beneficial interests in the Portfolio more than seven days during any period when (a) trading in the markets the Portfolio normally utilizes is restricted, or an emergency, as defined by the rules and regulations of the SEC, exists making disposal of the Portfolio's investments or determination of its net asset value not reasonably practicable; (b) the New York Stock Exchange is closed (other than customary weekend and holiday closings); or (c) the SEC has by order permitted such suspension.

Item 20.  Tax Status.


      The Trust is organized as a trust under New York law. The Trust has determined that the Portfolio is properly treated as a partnership for U.S. federal and New York State income tax purposes. Accordingly, under those tax laws, the Portfolio is not subject to any income tax, but each investor in the Portfolio must take into account its share of the Portfolio's ordinary income, expense, capital gains and losses, credits and other items in determining its income tax liability. The determination of such share is made in accordance with the governing instruments of the Trust and the U.S. Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.


      The Portfolio's taxable year ends December 31. Although, as described above, the Portfolio is not subject to U.S. federal income tax, it files appropriate U.S. federal income tax returns.

      The Trust believes that, in the case of an investor in the Portfolio that seeks to qualify as a regulated investment company ("RIC") under the Code, the investor should be treated for U.S. federal income tax purposes as an owner of an undivided interest in the assets and operations of the Portfolio, and accordingly should be deemed to own a proportionate share of each of the assets of the Portfolio and be entitled to treat as earned by it the portion of the Portfolio's gross income attributable to that share. The Trust also believes that each such investor should be deemed to hold its proportionate share of the Portfolio's assets for the period the Portfolio has held the assets or for the period the investor has been a partner in the Portfolio, whichever is shorter. Each investor should consult its tax advisers regarding whether, in light of its particular tax status and any special tax rules applicable to it, this approach applies to its investment in the Portfolio, or whether the Portfolio should be treated, as to it, as a separate entity as to which the investor has no direct interest in Portfolio assets or operations.

      In order to enable an investor in the Portfolio that is otherwise eligible to qualify as a RIC under the Code to so qualify, the Trust intends that the Portfolio will satisfy the requirements of Subchapter M of the Code relating to the nature of the Portfolio's gross income and the composition (diversification) of the Portfolio's assets as if those requirements were directly applicable to the Portfolio and will allocate and permit withdrawals of its net investment income and any net realized capital gains in a manner that will enable an investor that is a RIC to comply with the distribution requirements imposed by Subchapter M of the Code.

      The Trust will allocate at least annually among the Portfolio's investors each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction, or credit in a manner intended to comply with the Code and applicable U.S. Treasury regulations.

      To the extent the cash proceeds of any withdrawal or distribution exceed an investor's adjusted tax basis in its partnership interest in the Portfolio, the investor will generally realize gain for U.S. federal income tax purposes. If, upon a complete withdrawal (i.e., a redemption of its entire interest in the Portfolio), the investor's adjusted tax basis in its partnership interest in the Portfolio exceeds the proceeds of the withdrawal, the investor will generally realize a loss for federal income tax purposes. An investor's adjusted tax basis in its partnership interest in the Portfolio will generally be the aggregate price paid therefor, increased by the amounts of its distributive shares of items of realized net income and gain (including income, if any, exempt from U.S. Federal income tax), and reduced, but not below zero, by the amounts of its distributive shares of items of net loss and the amounts of any distributions received by the investor. This discussion does not address any distributions by the Portfolio in kind (i.e., any distributions of readily marketable securities or other non-cash property), which will be subject to special tax rules and may have consequences different from those described in this paragraph.


      The Portfolio may be subject to foreign withholding taxes with respect to income on certain securities of non-U.S. issuers. These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty. The Trust does not anticipate that investors qualifying as RICs and investing substantially all of their assets in the Portfolio will be able to pass through to their shareholders any foreign tax credit for federal income tax purposes with respect to the foreign withholding taxes paid by the Portfolio, if any. Foreign exchange gains and losses realized by the Portfolio will generally be treated as ordinary income and losses for federal income tax purposes. Certain uses of foreign currency and foreign currency forward contracts and investment in certain "passive foreign investment companies" may be limited in order to enable an investor that is a RIC to avoid imposition of a tax. The Portfolio may elect to mark to market any investments in "passive foreign investment companies" on the last day of each year. This election may cause the Portfolio to recognize income prior to the receipt of cash payments with respect to those investments; in order to distribute this income and avoid a tax on any RICs investing in the Portfolio, the Portfolio may be required to liquidate portfolio securities that it might otherwise have continued to hold.

      The Portfolio's short sales "against the box" and transactions in options and forward currency and futures contracts will be subject to special tax rules that may affect the amount, timing, and character of Portfolio income. For example, certain positions held for the Portfolio on the last business day of each taxable year will be marked to market (i.e., treated as if sold) on that day, and any gain or loss associated with the positions will be treated as 60% long-term and 40% short-term capital gain or loss. Certain positions held for the Portfolio that substantially diminish its risk of loss with respect to other positions in its portfolio may constitute "straddles," and may be subject to special tax rules that would cause deferral of Portfolio losses and adjustments in the holding periods of Portfolio securities. Certain tax elections exist for straddles that may alter the effects of these rules.


      There are certain tax issues which will be relevant to only certain investors, specifically, investors which are segregated asset accounts and investors who contribute assets other than cash to the Portfolio. It is intended that such segregated asset accounts will be able to satisfy diversification requirements applicable to them and that such contributions of assets will not be taxable provided certain requirements are met. Such investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Portfolio.

      The Trust intends to conduct its activities and those of the Portfolio so that they will not be deemed to be engaged in the conduct of a U.S. trade or business for U.S. federal income tax purposes. Therefore, it is not anticipated that an investor in the Portfolio, other than an investor which would be deemed a "U.S. person" for U.S. federal income tax purposes, will be subject to U.S. federal income taxation (other than a 30% withholding tax on dividends and certain interest income) solely by reason of its investment in the Portfolio. There can be no assurance that the U.S. Internal Revenue Service may not challenge the above conclusions or take other positions that, if successful, might result in the payment of U.S. federal income taxes by investors in the Portfolio.

      The above discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies, and financial institutions, or the state, local, or non-U.S. tax laws that may be applicable to certain investors. Investors should consult their own tax advisers with respect to the special tax rules that may apply in their particular situations, as well as the state, local, or foreign tax consequences to them of investing in the Portfolio.

Item 21. Underwriters.


      CFBDS, exclusive placement agent for the Portfolio, receives no compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

Item 22.  Calculations of Performance Data.

      Not applicable.

Item 23.  Financial Statements.


      The financial statements contained in the Annual Report of the Portfolio for the fiscal year ended December 31, 1997, as filed with the SEC, via the EDGAR system, on February 24, 1998 (Accession Number 0000950156-98-000164), are incorporated by reference into this Part B.


      A copy of the Annual Report of the Portfolio accompanies this Part B.

                                     PART C


Item 24.  Financial Statements and Exhibits.

      (a)  Financial Statements Included in Part A:
             Not applicable.


           Financial Statements Included in Part B:
             Portfolio of Investments at December 31, 1997*
             Statement of Assets and Liabilities at December 31, 1997* Statement of Operations for the year ended December 31, 1997* Statement of Changes in Net Assets for the years ended
               December 31, 1996 and 1997*
             Financial Highlights for the period from May 1, 1994
               (commencement of operations) to December 31, 1994 and for the years ended December 31, 1995, 1996, and 1997*
             Notes to Financial Statements - December 31, 1997*
             Independent Auditors' Report - February 2, 1998*

--------------------
* Incorporated herein by reference to the Annual Report of the Registrant relating to Balanced Portfolio (the "Portfolio") for the fiscal year ended December 31, 1997 (Accession Number 0000950156-98-000164).



      (b)  Exhibits

             *  1(a) Copy of the Declaration of Trust of the Trust

             ** 1(b) Form of Amendment to Declaration of Trust

             ***1(c) Amendment to Declaration of Trust

             *  2    By-laws of the Trust

             ** 5 Form of Investment Advisory Agreement between the Registrant and Citibank, N.A., as investment adviser


             ** 6    Form of Placement Agency Agreement between the
                     Registrant and CFBDS, Inc. (formerly known as The Landmark Funds Broker-Dealer Services, Inc.), as exclusive placement agent.

                8 Custodian Agreement between the Registrant and State Street Bank and Trust Company, as custodian


             ** 9(a) Form of Administrative Services Agreement between the
                     Registrant and Signature Financial Group (Cayman) Ltd. ("SFG"), as administrator

             ** 9(b) Form of Amended and Restated Administrative Services
                     Plan of the Registrant

             ** 9(c) Form of Expense Reimbursement Agreement between the
                     Registrant and SFG, as administrator.


                9(d) Accounting Services Agreement between the Registrant
                     and State Street Cayman Trust Company, Ltd.


                27   Financial Data Schedule
-----------------------
      * Incorporated herein by reference to the Registration Statement on Form N-1A of the Registrant relating to its series Government Income Portfolio
File No. 811-3438, filed March 21, 1994.
      **Incorporated herein by reference to the Registration Statement on Form N-1A of the Registrant relating to the Portfolio, filed April 28, 1994.
     ***Incorporated herein by reference to the Amendment No. 2 to the Registration Statement on Form N-1A of the Registrant relating to the Portfolio, filed April 29, 1996.


Item 25.  Persons Controlled by or under Common Control with Registrant.

      Not applicable.


Item 26.  Number of Holders of Securities.


               (1)                                (2)
                                        Number of Record Holders
         Title of Class                (as of February 27, 1998)
      Beneficial Interests


       Balanced Portfolio                          2

Item 27.  Indemnification.

      Reference is hereby made to Article V of the Declaration of Trust (Exhibits 1(a) and 1(b) to this Registration Statement).

      The Trustees and officers of the Trust and the personnel of the Registrant's administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.


Item 28.  Business and Other Connections of Investment Adviser.


      Citibank, N.A. ("Citibank") is a commercial bank offering a wide range of banking and investment services to customers across the United States and around the world. Citibank is a wholly-owned subsidiary of Citicorp, a registered bank holding company. Citibank also serves as investment adviser to the following registered investment companies (or series thereof): Asset Allocation Portfolios (Large Cap Value Portfolio, Small Cap Value Portfolio, International Portfolio, Foreign Bond Portfolio, Intermediate Income Portfolio and Short-Term Portfolio), The Premium Portfolios (Growth & Income Portfolio, Large Cap Growth Portfolio, International Equity Portfolio, Government Income Portfolio, Emerging Asian Markets Equity Portfolio and Small Cap Growth Portfolio), Tax Free Reserves Portfolio, U.S. Treasury Reserves Portfolio, Cash Reserves Portfolio, CitiFundsSM Multi-State Tax Free Trust (CitiFundsSM New York Tax Free Reserves, CitiFundsSM Connecticut Tax Free Reserves and CitiFundsSM California Tax Free Reserves), CitiFundsSM Tax Free Income Trust (CitiFundsSM National Tax Free Income Portfolio and CitiFundsSM New York Tax Free Income Portfolio), CitiFundsSM Institutional Trust (CitiFundsSM Institutional Cash Reserves), CitiFundsSM Fixed Income Trust (CitiFundsSM Intermediate Income Portfolio) and Variable Annuity Portfolios (CitiSelect(R) VIP Folio 200, CitiSelect(R) VIP Folio 300, CitiSelect(R) VIP Folio 400, CitiSelect(R) VIP Folio 500 and CitiFundsSM Small Cap Growth VIP Portfolio). Citibank and its affiliates manage assets in excess of $88 billion worldwide. The principal place of business of Citibank is located at 399 Park Avenue, New York, New York 10043.

      John S. Reed is the Chairman of the Board and a Director of Citibank. The following are Vice Chairmen of the Board and Directors of Citibank: Paul J. Collins and William R. Rhodes. Other Directors of Citibank are D. Wayne Calloway, former Chairman and Chief Executive Officer, PepsiCo, Inc.; John M. Deutch, Institute Professor, Massachusetts Institute of Technology; Reuben Mark, Chairman and Chief Executive Officer, Colgate-Palmolive Company; Richard
D. Parsons, President, Time Warner, Inc.; Rozanne L. Ridgway, Former Assistant Secretary of State for Europe and Canada; Robert B. Shapiro, Chairman, President and Chief Executive Officer, Monsanto Company; Frank A. Shrontz, Chairman Emeritus, The Boeing Company; and Franklin A. Thomas, former President, The Ford Foundation.

      Each of the individuals named above is also a Director of Citicorp. In addition, the following persons have the affiliations indicated:


D. Wayne Calloway        Director, Exxon Corporation
                         Director, General Electric Company
                         Retired Chairman and Chief Executive Officer and
                           Director, PepsiCo, Inc.

Paul J. Collins          Director, Kimberly-Clark Corporation

John M. Deutch           Director, Ariad Pharmaceuticals, Inc.
                         Director, CMS Energy
                         Director, Palomar Medical Technologies, Inc.
                         Director, Cummins Engine Company, Inc.
                         Director, Schlumberger, Ltd.

Reuben Mark              Director, Chairman and Chief Executive Officer
                          Colgate-Palmolive Company
                         Director, New York Stock Exchange
                         Director, Time Warner, Inc.
                         Non-Executive Director, Pearson, PLC


Richard D. Parsons       Director, Federal National Mortgage Association
                         Director, Philip Morris Companies  Incorporated
                         Member, Board of Representatives, Time Warner
                          Entertainment Company, L.P.
                         Director and President, Time Warner, Inc.

John S. Reed             Director, Monsanto Company
                         Director, Philip Morris Companies
                          Incorporated
                         Stockholder, Tampa Tank & Welding, Inc.

William R. Rhodes        Director, Private Export Funding
                           Corporation

Rozanne L. Ridgway       Director, 3M
                         Director, Bell Atlantic Corporation
                         Director, Boeing Company
                         Director, Emerson Electric Company
                         Member-International Advisory Board,
                          New Perspective Fund, Inc.
                         Director, RJR Nabisco, Inc.
                         Director, Sara Lee Corporation
                         Director, Union Carbide Corporation

Robert B. Shapiro        Director, Chairman and Chief Executive
                          Officer, Monsanto Company
                         Director, Silicon Graphics

Frank A. Shrontz         Director, 3M
                         Director, Baseball of Seattle, Inc.
                         Director and Chairman Emeritus, Boeing Company
                         Director, Boise Cascade Corp.
                         Director, Chevron Corporation

Franklin A. Thomas       Director, Aluminum Company of America
                         Director, Cummins Engine Company, Inc.
                         Director, Lucent Technologies
                         Director, PepsiCo, Inc.




Item 29.  Principal Underwriters.


      CFBDS, Inc., the Registrant's exclusive placement agent, is also the distributor for CitiFundsSM International Growth & Income Portfolio, CitiFundsSM International Equity Portfolio, CitiFundsSM Emerging Asian Markets Equity Portfolio, CitiFundsSM U.S. Treasury Reserves, CitiFundsSM Cash Reserves, CitiFundsSM Premium U.S. Treasury Reserves, CitiFundsSM Premium Liquid Reserves, CitiFundsSM Institutional U.S. Treasury Reserves, CitiFundsSM Institutional Liquid Reserves, CitiFundsSM Institutional Cash Reserves, CitiFundsSM Tax Free Reserves, CitiFundsSM Institutional Tax Free Reserves, CitiFundsSM California Tax Free Reserves, CitiFundsSM Connecticut Tax Free Reserves, CitiFundsSM New York Tax Free Reserves, CitiFundsSM U.S. Government Income Portfolio, CitiFundsSM Balanced Portfolio, CitiFundsSM Intermediate Income Portfolio, CitiFundsSM Small Cap Value Portfolio, CitiFundsSM Growth & Income Portfolio, CitiFundsSM Large Cap Growth Portfolio, CitiFundsSM Small Cap Growth Portfolio, CitiFundsSM National Tax Free Income Portfolio, CitiFundsSM New York Tax Free Income Portfolio, CitiSelect(R) VIP Folio 200, CitiSelect(R) VIP Folio 300, CitiSelect(R) VIP Folio 400, CitiSelect(R) VIP Folio 500, CitiFundsSM Small Cap Growth VIP Portfolio, CitiSelect(R) Folio 200, CitiSelect(R) Folio 300, CitiSelect(R) Folio 400, and CitiSelect(R) Folio 500.

CFBDS is also the placement agent for Large Cap Value Portfolio, Small Cap Value Portfolio, International Portfolio, Foreign Bond Portfolio, Intermediate Income Portfolio, Short-Term Portfolio, Growth & Income Portfolio, Large Cap Growth Portfolio, Small Cap Growth Portfolio, International Equity Portfolio, Government Income Portfolio, Emerging Asian Markets Equity Portfolio, Tax Free Reserves Portfolio, Cash Reserves Portfolio and U.S. Treasury Reserves Portfolio.

      (b) The information required by this Item 29 with respect to each director and officer of CFBDS is incorporated by reference to Schedule A of Form BD filed by CFBDS pursuant to the Securities and Exchange Act of 1934 (File No. 8-32417).


      (c)  Not applicable.


Item 30.  Location of Accounts and Records.

      The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:


Name                                     Address

Signature Financial Group                Elizabethan Square, George Town,
  (Cayman) Ltd.                          Grand Cayman, Cayman Islands, BWI
(administrator)


State Street Bank and Trust Company      225 Franklin Street
(custodian)                              Boston, MA  02110

State Street Cayman Trust                P.O. Box 2508 GT
  Company, Ltd.                          Grand Cayman
(accounting services agent)              British West Indies


Citibank, N.A.                           153 East 53rd Street
(investment adviser)                     New York, NY 10043


CFBDS, Inc.                              c/o Signature Financial Group
(placement agent)                        (Cayman) Ltd.
                                         Elizabethan Square
                                         George Town, Grand Cayman
                                         Cayman Islands BWI

Item 31.  Management Services.

      Not applicable.


Item 32.  Undertakings.

      The Registrant undertakes to comply with the provisions of Section 16(c) of the Investment Company Act of 1940.

                                   SIGNATURE



      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in Southampton, Bermuda, on the 27th day of February, 1998.


                                    THE PREMIUM PORTFOLIOS
                                    on behalf of Balanced Portfolio


                                    By:   Philip W. Coolidge
                                          ------------------------
                                          Philip W. Coolidge
                                          President of
                                          The Premium Portfolios

                                 EXHIBIT INDEX



       Exhibit No.:          Description:


       8                     Custodian Agreement between the
                             Registrant and State Street Bank and
                             Trust Company, as custodian
       9(d)                  Accounting Services Agreement between
                             the Registrant and State Street Cayman
                             Trust Company, Ltd.
       27                    Financial Data Schedule